Sub-Item 77 (Q1) (a)(i): Exhibits



Federated Index Trust

Amendment #5
to the By-Laws

(effective August 23, 2002)

Strike Section 1 of ARTICLE I - OFFICERS AND
 THEIR ELECTION, and replace
with the following:

        Section 1.  Officers.  The Officers of
the Trust shall be a President, one or
more Vice Presidents, a Treasurer, and a Secretary. The Board of Trustees, in its discretion, may also elect or appoint a Chairman of the Board of Trustees (who must be a Trustee), a Vice Chairman of the Board of Trustees, and other Officers or agents, including one or more Assistant
 Vice Presidents, one or more Assistant
Secretaries, and one or more Assistant
Treasurers.  A Vice President, the

Secretary or the Treasurer may appoint
 an Assistant Vice President, an Assistant
Secretary or an Assistant Treasurer,
respectively, to serve until the next election of Officers. Two or more offices may be held by a single person except the offices of President and Vice President may not be held by the same person concurrently. It shall not be necessary for any Trustee or any Officer to be a holder of shares in any Series or Class of the Trust.

Strike Sections 2 through 9 of Article II, and replace with the following:

	Section 2.  Chairman of the Trustees
 ("Chairman"). The Chairman, if there be a Chairman, shall preside at the meetings of Shareholder and of the Board of Trustees and shall perform such duties as may be assigned to him from time to time by the Trustees.

	Section 3.  Vice Chairman of the
 Trustees ("Vice Chairman").  The Vice
Chairman, in the absence of the Chairman,
 shall perform such duties as may be assigned to him from time to time by the Trustees or the Chairman. The Vice Chairman need not be a Trustee.

        Section 4.  President.  The President
shall be the principal executive officer of the Trust. The President, in the absence of the Chairman, shall perform all duties and may exercise any of the powers of the Chairman subject to the control of the other Trustees.
He shall counsel and
advise the Chairman on matters of major importance.
  He shall have general supervision
over the business of the Trust and policies of the Trust. He shall employ and define the duties of all employees of the Trust, shall have power to discharge any such employees, shall exercise general supervision over the affairs of the Trust and shall perform such other duties as may be assigned to him from time to time by the Trustees, the Chairman or the Executive Committee.

	Section 5.  Vice President.  The Vice
President (or if more than one, the senior
Vice President) in the absence of the President shall perform all duties and may exercise any of the powers of the President subject to the control of the Trustees. Each Vice
President shall perform such other duties as may be assigned to him from time to time by the Trustees, the Chairman or the Executive Committee.
 Each Vice President shall be
authorized to sign documents on behalf of the Trust.

	Section 6.  Secretary.  The Secretary shall
be the chief legal officer of the Trust

responsible for providing legal guidance to the Trust.
  The Secretary shall keep or cause
to be kept in books provided for that purpose the Minutes of the Meetings of
Shareholders and of the Trustees; shall see that all Notices are duly given in accordance with the provisions of these By-Laws and as required by law; shall be custodian of the
records and of the Seal of the Trust and see that the
 Seal is affixed to all documents, the
execution of which on behalf of the Trust under its
 Seal is duly authorized; shall keep
directly or through a transfer agent a register of the post office address of each shareholder of each Series or Class of the Trust, and make all proper changes in such register, retaining and filing his authority for such entries; shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed; and in general shall perform all duties incident to the Office of Secretary and such other duties as may from time to time be assigned to him by the Trustees, Chairman or the Executive Committee.

	Section 7.  Treasurer.  The Treasurer shall
 be the principal financial and
accounting officer of the Trust responsible for the
 preparation and maintenance of the
financial books and records of the Trust.  He shall
 deliver all funds and securities
belonging to any Series or Class to such custodian or sub-custodian as may be employed by the Trust for any Series or Class. The Treasurer shall perform such duties additional to the foregoing as the Trustees, Chairman or the Executive Committee may from time to time designate.

	Section 8.  Assistant Vice President.
The Assistant Vice President or Vice
Presidents of the Trust shall have such authority and perform such duties as may be assigned to them by the Trustees, the Executive
 Committee or the Chairman.

	Section 9.  Assistant Secretaries and
Assistant Treasurers.  The Assistant
Secretary or Secretaries and the Assistant Treasurer
 or Treasurers shall perform the duties
of the Secretary and of the Treasurer, respectively,
 in the absence of those Officers and
shall have such further powers and perform such other duties as may be assigned to them respectively by the Trustees or the Executive Committee or the Chairman.

	Section 10.  See Amd. #6, dated 8/25/03
	Section 11.  See Amd. #7, dated 9/21/04

	Section 12.  Salaries.  The salaries of the
Officers shall be fixed from time to time by the Trustees. No officer shall be prevented from receiving such salary by reason of the fact that he is also a Trustee.